CRESCENT MORTGAGE COMPANY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of January 21, 2015, by and between Crescent Mortgage Company (the “Employer”), a wholesale and correspondent mortgage lender and wholly-owned subsidiary of CresCom Bank (the “Bank”), and Fowler Williams (the “Executive”). Any reference herein to the “Company” shall refer to Carolina Financial Corporation, the stock holding company parent of the Bank.

WHEREAS, the Executive serves in a position of significant responsibility with the Employer; and

WHEREAS, the Employer and the Executive wish to set forth the terms and conditions of the Executive’s continued employment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the term of his employment hereunder, Executive agrees to serve in the position of President of the Employer. Executive shall report to the Chief Executive Officer of the Employer.

2.	TERM AND DUTIES

(a)                The term of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of eighteen (18) full calendar months; Commencing on the first anniversary date of this Agreement, and continuing on each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be eighteen (18) months unless either party provides notice at least thirty (30) days prior to the anniversary date of their intention that the Agreement shall not renew, in which event this Agreement shall expire at the end of the then current term. Prior to each notice period for nonrenewal, the Chief Executive Officer of the Employer will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement.

(b)               During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Employer; provided, however, that, with the approval of the Board of Directors of the Employer (the “Board”), as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve (however, in the case of positions held at the date of execution of this Agreement, no further written approval is necessary, provided that written approval was previously received), on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board’s judgment, will not present any conflict of interest with the Employer, or materially affect the performance of Executive’s duties pursuant to this Agreement (it being understood that membership in social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2(b)).

3.	COMPENSATION AND REIMBURSEMENT

(a)                The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Employer shall pay Executive as compensation a salary of not less than $300,000 per year (“Base Salary”). Such Base Salary shall be payable in accordance with the Employer’s customary payroll practices. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually and any change to Executive’s Base Salary shall become the “Base Salary” for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Employer shall provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Employer.

(b)               Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Employer in the future to its senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Employer in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Cause, payable in accordance the terms of such plan). Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)                In addition to the Base Salary provided for by Section 3(a), the Employer shall pay or reimburse Executive for all reasonable expenses incurred by Executive performing his obligations under this Agreement and any reimbursements shall be paid as soon as administratively practicable by the Employer but in any event no later than March 15 of the year immediately following the year in which the expenses were incurred.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8 and 14.

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(a)                The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)	the termination by the Employer of Executive’s employment hereunder for any reason other than (A) Disability or Retirement, as defined in Section 6 hereof, (B) following a Change in Control, as defined in Section 5(a) hereof, or (C) Termination for Cause as defined in Section 7 hereof; or

(ii)	Executive’s written notice of resignation from the Employer’s employ for “Good Reason,” which shall mean any of the following:

(A)	failure to elect or reelect or to appoint or reappoint Executive to the position forth in Section 1 during the term of this Agreement in accordance with Section 2(a) of this Agreement,

(B)	material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, hereof, to which Executive has not agreed in writing,

(C)	a relocation of Executive’s principal place of employment by more than 30 miles from its location as of the effective date of this Agreement, or a material reduction in the pay and benefits and perquisites to Executive from those being provided as of the effective date of this Agreement (except for any reduction that is part of an employee-wide reduction in pay and benefits),

(D)	liquidation or dissolution of the Employer, Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

(E)	material breach of this Agreement by the Employer.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E), of this Section 4(a), Executive shall have the right to terminate his employment for Good Reason, provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive, provided that the cure period may be waived. If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Employer, Executive, after giving due notice specified above, shall not waive any of his rights under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Employer and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (ii) (A), (B), (C), (D) and (E) of this Section 4(a).

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(b)               (i)        Upon the occurrence of an Event of Termination, the Employer shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum payment equal to one (1) times the Executive’s Base Salary (as defined in Section 3(a) above) at the rate in effect on his Date of Termination; provided however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance.

(ii)          Upon the occurrence of an Event of Termination, all payments shall be made in a lump sum within thirty (30) days after the Date of Termination, provided however if the Executive is a “specified employee” (as defined in Treasury Regulation §1.409A-1(i)), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh month following the Executive’s Date of Termination. Such payment(s) shall not be reduced in the event the Executive obtains other employment following termination of employment. Notwithstanding anything herein to the contrary, in the event of a Change in Control, as defined in Section 5 hereof, followed within one (1) year by an Event of Termination, any payments to the Executive under this Agreement shall be made solely in accordance with Section 5 hereof.

(c)                Upon the occurrence of an Event of Termination, Executive may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In accordance with COBRA, assuming Executive is covered under the Employer’s group health plan as of his date of termination, Executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If Executive elects COBRA coverage for group health coverage, he will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Employer’s share of such premiums shall be treated as taxable income to Executive. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (ii) shall be limited to the extent that if Executive obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by Employer. This subsection (ii) shall not be interpreted so as to limit any benefits to which Executive or his dependents or beneficiaries may be entitled under any of Employer’s employee benefit plans, programs, or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits.

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(d)               For purposes of this Agreement, an “Event of Termination” or “termination of employment” shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Employer and Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5.	CHANGE IN CONTROL

(a)             The term “Change in Control” means (1) an event of a nature that (i) results in a change in control of the Employer, the Bank or the Company within the meaning of the applicable federal and state statutes governing the acquisition of control of the Employer, the Company or the Bank, and applicable regulations promulgated thereunder as in effect on the date hereof, or (ii) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); (2) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Employer, the Bank or the Company representing 25% or more of the Employer’s, the Bank’s or the Company’s outstanding securities, respectively; (3) individuals who are members of Incumbent Board (as defined below) cease for any reason to constitute at least a majority thereof; (4) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Employer, the Bank or the Company or a similar transaction in which the Employer, the Bank or the Company is not the resulting entity; or (5) a proxy statement is distributed that solicits proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Bank or the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan are exchanged for or converted into cash or property or securities not issued by the Bank or the Company. The term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company or the acquisition of securities of the Bank by the Company in connection with the initial stock offering of the Company. Notwithstanding the foregoing, in no event shall the consolidation between or among any corporate entities that are wholly-owned by the Bank or the Company be deemed a Change in Control for purposes of this Agreement. In the application of the applicable statutes to a determination of a Change in Control, determinations shall be made by the Board of Directors. For purposes of this section 5(a), “Incumbent Board” means the Board of Directors of the Employer, the Company, or the Bank on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

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(b)               If an Event of Termination (as defined in Section 4(a)) occurs within the one (1) year period following the effective date of a Change in Control, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 in lieu of any benefits payable under Section 4.

(c)                If the Executive’s employment is terminated in the circumstances described in Section 5(b), the Employer shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to two (2) times the average of Executive’s annual compensation for the five calendar years preceding his Date of Termination of employment (or such shorter period as Executive shall have been employed by the Employer); provided, however, that, if Executive’s Date of Termination occurs less than five years after the effective date of this Agreement, the amount of the payment shall not be less than two (2) times Executive’s annual compensation for the calendar year immediately preceding the year in which his Date of Termination occurs. For purposes of this Section 5(c), Executive’s “annual compensation” shall mean the amount reported by the Employer in Box 1 of Executive’s Form W-2(s) for a calendar year. Any payments to which Executive may be entitled under this Section 5(c) shall be made in a lump sum within thirty (30) days after the Date of Termination following the Change in Control, or in the event that Code Section 409A applies and Executive is a “specified employee” within the meaning of Code Section 409A, no later than the first day of the seventh month following the Executive’s Date of Termination.

(d)               If the Executive’s employment is terminated in the circumstances described in Section 5(b), the Executive will be entitled to the same health care benefits described in Section 4(c) above for the term stated therein.

(e)                If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employer pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employer under Section 5 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employer and paid by the Employer. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained in this Section 5 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 5, or a reduction in the payments and benefits specified in Section 5 below zero.

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6.	TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

(a)                Termination by the Employer of Executive based on “Retirement” shall mean termination in accordance with the Employer’s retirement policy or in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of Executive upon Retirement, no amounts or benefits shall be due to Executive under this Agreement, and, Executive shall be entitled to all benefits for which he is eligible under any retirement plan of the Employer and other plans to which Executive is a party or in which he participated immediately prior to his Date of Termination.

(b)               Termination by the Employer of Executive based on “Disability” shall mean termination because of any physical or mental impairment which qualifies Executive for disability benefits under the applicable long-term disability plan maintained by the Employer, or if no such plan applies, which would qualify Executive for disability benefits under the federal social security system. Upon termination of Executive’s employment based on Disability, no amounts or benefits shall be due to Executive under this Agreement, and Executive shall be entitled to all benefits for which he is eligible under any applicable long-term disability plan maintained by the Employer. Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period that Executive is incapable of performing his duties hereunder by reason of temporary disability, provided that such compensation is paid pursuant to the regular payroll practice of the Employer and for a term that does not exceed six (6) months.

(c)             In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary as defined in Paragraph 3(a) at the rate in effect at the time of Executive’s death for a period of twelve (12) months from the date of Executive’s death, in accordance with its regular payroll practice, and the Employer grant to the Executive’s surviving spouse and eligible dependents covered under the Company’s health care plan at the time of his death, if any, the same health care benefits described in Section 4(c) above for a period of twelve (12) months from the date of Executive’s death. Any payments hereunder shall commence within thirty days following the date of Executive’s death.

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7.         TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations, regulations that do not adversely affect the Employer or its employees, or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking institutions industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Employer. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination, as specified in Section 8(c) hereof. A Notice of Termination shall be issued pursuant to a resolution, duly adopted by the affirmative vote of not less than a majority of the members of the Board, at a meeting of the Board called and held for that purpose (after reasonable notice, in writing, to Executive), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. In the event of Termination for Cause, Executive shall be immediately suspended from the performance of his duties hereunder. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause, except as provided in Section 8(c) hereof.

8.         NOTICE

(a)                Any purported termination by the Employer or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)               “Date of Termination” shall mean, subject to Section 4(d) above (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c)             If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Employer that a dispute exists concerning the termination, Executive shall be entitled to an opportunity, together with counsel, to a hearing before the Board within thirty (30) days of notifying the Board of such dispute. Any adverse determination by the Board following such hearing may be submitted by Executive to binding arbitration pursuant to Section 18 hereof. In the event that it is determined by the Board or pursuant to arbitration that Termination for Cause did not exist or such dispute is otherwise decided in Executive’s favor, Executive shall be entitled to receive all compensation and benefits which should have been paid under either Section 4 or 5, with interest at the prime rate on such cash payments that should have been made during such period, and Executive shall be reinstated to his position and duties hereunder.

9.         POST-TERMINATION OBLIGATIONS

(a)                All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 9 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b)               Executive shall, upon reasonable notice, furnish such information and assistance to the Employer as may reasonably be required by the Employer in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party, except for litigation between the Employer, the Bank or the Company and Executive.

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10.      COVENANT NOT TO COMPETE

If Executive’s employment is terminated for the reasons set forth in Section 4(a) hereof, and such termination occurs prior to the end of the Executive’s term of employment under this Agreement, Executive agrees that, for a period of one (1) year following the effective date of his termination under Section 4(a), Executive shall not, without the written consent of the Board, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner or trustee of any bank or bank holding company, savings bank, savings and loan association, savings and loan holding company, any mortgage or loan broker or any other entity competing with the Employer or its affiliates, if such position entails working within (or providing services within) the Atlanta metropolitan statistical area.

11.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Employer or any predecessor of the Employer and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12.      NO ATTACHMENT

(a)                Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)               This Agreement shall be binding upon, and inure to the benefit of, Executive and the Employer and their respective successors and assigns.

13.      MODIFICATION AND WAIVER

(a)                This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)               No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

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14.      REQUIRED PROVISION

Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder, if applicable.

15.      SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.      HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.      GOVERNING LAW

This Agreement shall be governed by the laws of the State of South Carolina but only to the extent not superseded by federal law.

18.      ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location mutually agreed upon by the Employer and Executive that is within twenty-five (25) miles from the location of the Employer, in accordance with the rules of the American Arbitration Association then in effect. The Executive will select one arbitrator, the Employer will select one arbitrator, and the third arbitrator shall be mutually agreed upon by legal counsel for both the Executive and the Employer. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19.      PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement, whether brought in good faith by the Employer, the Bank, the Company (or any successors thereto) or Executive, shall be paid or reimbursed by the Employer if, and only if, Executive is the prevailing party in such dispute or if a question of interpretation is resolved in Executive’s favor, provided, however, that such reimbursement shall occur not later than thirty (30) days after the date that Executive becomes entitled to reimbursement of legal fees under this Section 19 (but in no event later than two and one-half months after the end of the year in which the expense was incurred).

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20.      INDEMNIFICATION

The Employer shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Employer or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Employer). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Employer, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties. No Indemnification shall be paid that would violate 12 U.S.C. Section 1828(k) or any regulations promulgated thereunder, if applicable.

21.      SUCCESSOR TO THE EMPLOYER

The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer, the Bank or the Company, expressly and unconditionally to assume and agree to perform the Employer’s obligations under this Agreement, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place.

(Signatures appear on following page)

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SIGNATURES

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	CRESCENT MORTGAGE COMPANY

Name:
Title:

WITNESS:	EXECUTIVE:

Fowler Williams

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